UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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DOMTAR CORPORATION
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MESSAGE

TO SHAREHOLDERS

LOOK CLOSER AT DOMTAR

You will see a leading innovative fiber-based products, technologies, and services company; committed to a sustainable and better future. We are a company with a history of proactively adapting to changing market conditions, while generating strong cash flow and rewarding shareholders.

The past year marked further progress in Domtar’s journey towards sustainable growth and long-term value creation. Led by the strong performance of our papers business, higher sales of market pulp, and good productivity across our mill system, we achieved solid operating results in 2017. Over half of our consolidated sales were in growing markets—specialty papers, fluff and softwood pulp, and personal care products.

Domtar’s current business mix reflects the capital deployment decisions we have made over the last several years to strengthen our core paper business, repurpose assets to manufacture products with growing demand, and establish meaningful positions in new markets. We have executed the necessary steps—organizationally, financially and culturally—to transition Domtar into a diversified, agile business, backed by a portfolio of competitive assets and nearly 10,000 skilled employees.

Domtar today holds top-three positions in three market segments, accounting for nearly three quarters of our business. We are the North American leader in uncoated freesheet; we are the third largest global fluff pulp producer by installed capacity; and we are ranked second in North American sales of store-brand infant diapers. In all of our markets, we are a supplier of choice, delivering innovation, quality and great service to our customers.

1 Free cash flow is a non-GAAP financial measure.

Please see “Reconciliation of non-GAAP Financial Measures”

at the end of this document.

Shareholders who have supported our journey have been rewarded for their confidence in Domtar’s management team and employees. We returned $104 million in dividends in 2017. Since 2011, we have returned $1.5 billion of capital through share buybacks and a growing dividend, or 69% of our cumulative free cash flow1 over this period. We are proud to have made good on our promise to return the majority of cash to shareholders. We’re even more proud to have generated $2.2 billion of free cash flow1 over the past seven years.

PULP AND PAPER

We are adjusting our capacity to customer demand, implementing continuous improvements to reduce costs and maintain strong customer service, and investing in our mills annually to sustain reliability and product quality. The success of our actions is reflected in the cash generation over the past years, and we have confidence this will continue. We are well positioned to support customer demand, and we are fully committed to remaining a partner of choice as the leading North American uncoated freesheet producer for the long term.

With a relentless focus on operational excellence and production discipline, we continue to transition our paper business and unlock value from our mill assets. We have reduced our uncoated freesheet capacity by 1.5 million tons. We converted a mill to produce higher-value products in growing markets, namely specialty papers, and converted three mills to produce market pulp, which demonstrates the underlying value of our assets.

Domtar now owns 1.8 million tons of high-quality market pulp capacity, mainly serving global softwood and fluff pulp markets. This includes the recently converted Ashdown uncoated freesheet machine, where we continue to make good progress with fluff pulp qualifications at several internal and external customer locations in North America and abroad. What was once one of the largest operating paper machines in North America is now a world-class fluff pulp machine. Domtar is the world’s third largest manufacturer of high-quality fluff pulp, helping to meet the growing demand for absorbent hygiene products.

PERSONAL CARE

Beginning with a strategy in 2011, we have built a billion-dollar global personal care business with manufacturing locations in North America and Europe, and distribution to customers in 50 countries. Following multiple acquisitions and investments in infrastructure and people, we are using innovative and differentiated go-to-market strategies to win in both the adult incontinence and infant diaper segments.

We are making progress in both of these highly competitive sectors, but results have been impacted by competitive market conditions, pricing pressure and rising raw material costs. Despite these headwinds, sales increased 10% in 2017 as a result of our HDIS acquisition and new customer wins, and we have been focused on actions to strengthen our operations and enhance our flexibility. We will continue to focus on driving cost savings while converting our strong pipeline of potential new customers into sales growth.

TRANSITIONING TO GROWTH

As we continue our transition to growth, we are focused on repurposing opportunities and remain on the lookout for mergers and acquisitions that will accelerate our trajectory and maximize value for our shareholders.

Near term, we have initiated a containerboard feasibility study by an independent third party after internal analysis confirmed the suitability of several existing assets for this purpose. We expect to make a final decision during 2018.

Longer term, we are assessing opportunities to leverage our expertise in fiber, our existing assets and our supply chain, to develop higher value applications for the individual components of wood fiber. I am proud of the strides we have made in unlocking and recombining the chemical building blocks of trees in new and interesting ways to make advanced, sustainable biomaterials.

DOMTAR 2017 ANNUAL REPORT 8 - 9

MESSAGE

TO SHAREHOLDERS

BUILDING A SUSTAINABLE BUSINESS

Acting responsibly and being a steward of the environment is deeply embedded in Domtar’s culture. Our pursuit of ethical and sustainable business practices differentiates us in the eyes of our customers, who care about the integrity of their supply chain. This also provides Domtar with a distinct advantage in recruiting the next generation of talent.

We are focused on repurposing opportunities and remain on the lookout for mergers and acquisitions

that will accelerate our trajectory and

maximize value for our shareholders.

Caring about our environment, our communities and our people also enables us to better meet our business objectives. Our 2017 Sustainability Report shows that we have achieved a 33% reduction in waste sent to landfills since 2013, a 13% reduction in greenhouse gas emissions since 2010, and made significant efficiency improvements in our use of water at our pulp and paper mills. Furthermore, we have reduced recordable safety incidents by more than 50% over the past 10 years, and our employees have more than doubled the number of volunteer hours to improve the communities where we live.

BUILDING A MORE DIVERSE WORKFORCE

That brings me to our most important asset—our employees. We are building a stronger company by hiring talented people with experience in different industries and who come from different backgrounds. Given the fast pace of change in our businesses, we believe our efforts to enhance the diversity of our workforce will be a competitive advantage that helps us advance our culture of innovation.

LOOK CLOSER

Domtar’s core values of agility, caring and innovation remain constant and support our management approach to transitioning and growing our businesses. We are proud papermakers, but our product mix will continue to evolve significantly. We have many opportunities in our pipeline, and the financial capacity and expertise to execute our strategy. As in the past, we remain focused on the long term while continuing to deliver results in the short term.

I wish to thank our shareholders for their confidence and the members of the Board of Directors for their counsel and support on this journey.

John D. Williams

President and Chief Executive Officer

MANAGEMENT COMMITTEE AND

BOARD OF DIRECTORS

LEADERSHIP AND GOVERNANCE

Domtar upholds the highest standards of business integrity and corporate social responsibility. Our commitment to operating responsibly is supported by our Code of Business Conduct and Ethics—applicable to Board members and employees alike—strict Corporate Governance Guidelines and a robust compliance program.

We have adopted a wide range of policies, regularly reviewed and updated, to promote strong governance, best practices, diversity and sustainability. For more information on governance at Domtar, or to consult our proxy statement, please visit domtar.com.

MANAGEMENT COMMITTEE

John D. Williams President and Chief Executive Officer	Daniel Buron Senior Vice President and Chief Financial Officer

Michael D. Garcia President Pulp and Paper Division	Michael Fagan President Personal Care Division

Zygmunt Jablonski Senior Vice President and Chief Legal and Administrative Officer	Patrick Loulou Senior Vice President Corporate Development

BOARD OF DIRECTORS

Robert E. Apple Chairman of the Board Domtar Corporation Chief Operating Officer MasTec, Inc. Miami, Florida	Giannella Alvarez Chief Executive Officer Beanitos, Inc. Austin, Texas

David J. Illingworth Corporate Director Orchid, Florida	Brian M. Levitt Chairman of the Board The Toronto Dominion Bank Montreal, Quebec

David G. Maffucci Corporate Director Isle of Palms, South Carolina	Pamela B. Strobel Corporate Director Chicago, Illinois

Denis Turcotte Managing Partner Brookfield Asset Management Inc. Toronto, Ontario	John D. Williams President and Chief Executive Officer Domtar Corporation Charlotte, North Carolina

Mary A. Winston President WinsCo Enterprises, Inc. Charlotte, North Carolina

DOMTAR 2017 ANNUAL REPORT 10 - 11

BUSINESS OVERVIEW

MAKING USEFUL PRODUCTS FOR EVERY DAY

CORPORATE OFFICES	MARKET PULP	CONVERTING AND FORMS	REGIONAL REPLENISHMENT
	(Annual pulp manufacturing	MANUFACTURING	CENTERS – CANADA
Fort Mill, South Carolina	capacity in air dry metric tons)	Addison, Illinois	Richmond, Quebec
Montreal, Quebec		Brownsville, Tennessee	Toronto, Ontario
	Ashdown, Arkansas	Dallas, Texas	Winnipeg, Manitoba
PULP AND PAPER	(516,000 tons)[1]	DuBois, Pennsylvania
		Griffin, Georgia	REPRESENTATIVE
DIVISION HEADQUARTERS	Dryden, Ontario	Owensboro, Kentucky	OFFICE – INTERNATIONAL
Fort Mill, South Carolina	(327,000 tons)	Ridgefields, Tennessee	Hong Kong, China
Rock Hill, South Carolina

UNCOATED FREESHEET (Annual paper manufacturing capacity in short tons)

Ashdown, Arkansas

(265,000 tons)

Espanola, Ontario

(69,000 tons)

Hawesville, Kentucky

(596,000 tons)

Johnsonburg, Pennsylvania

(344,000 tons)

Kingsport, Tennessee

(426,000 tons)

Marlboro (Bennettsville),

South Carolina

(274,000 tons)

Nekoosa, Wisconsin

(168,000 tons)

Port Huron, Michigan

(113,000 tons)

Rothschild, Wisconsin

(131,000 tons)

Windsor, Quebec

(642,000 tons)

Kamloops, British Columbia

(354,000 tons)

Plymouth, North Carolina

(390,000 tons)

CHIP MILLS

Hawesville, Kentucky

Johnsonburg, Pennsylvania

Kingsport, Tennessee

Marlboro (Bennettsville),

South Carolina

CONVERTING AND

DISTRIBUTION – ONSITE

Ashdown, Arkansas

Rothschild, Wisconsin

Windsor, Quebec

Tatum, South Carolina

Washington Court House, Ohio

ARIVA – CANADA

Halifax, Nova Scotia

Montreal, Quebec

Mount Pearl, Newfoundland and Labrador

Ottawa, Ontario

Quebec City, Quebec

Toronto, Ontario

REGIONAL REPLENISHMENT CENTERS – UNITED STATES

Charlotte, North Carolina

Chicago, Illinois

Dallas, Texas

Delran, New Jersey

Indianapolis, Indiana

Jacksonville, Florida

Mira Loma, California

Seattle, Washington

LOCAL DISTRIBUTION CENTERS

Atlanta, Georgia

Birmingham, Alabama

Buffalo, New York

Cincinnati, Ohio

Cleveland, Ohio

Des Moines, Iowa

Houston, Texas

Jackson, Mississippi

Kansas City, Kansas

Louisville, Kentucky

Memphis, Tennessee

Minneapolis, Minnesota

Nashville, Tennessee

Omaha, Nebraska

Phoenix, Arizona

Plain City, Ohio

Richmond, Virginia

Salt Lake City, Utah

San Antonio, Texas

San Lorenzo, California

St. Louis, Missouri

Vancouver, Washington

Walton, Kentucky

Wayne, Michigan

Wisconsin Rapids, Wisconsin

1  The mill has the capability to produce up to 516,000 tons of fluff pulp per year. We expect capacity to be running at approximately 430,000 tons per year until the mill is no longer capacity constrained.

PERSONAL CARE

DIVISION HEADQUARTERS

Raleigh, North Carolina

MANUFACTURING AND

DISTRIBUTION

Aneby, Sweden

Delaware, Ohio

Greenville, North Carolina

Jesup, Georgia

Toledo, Spain

Waco, Texas

SALES OFFICES

Daytona Beach, Florida

Emmerloord, The Netherlands

Keebergen, Belgium

Olivette, Missouri

Oslo, Norway

Linz, Austria

Madrid, Spain

Pusignan, France

Rheinfelden, Switzerland

Schwalbach am Taunus, Germany

Stockholm, Sweden

Texarkana, Arkansas

Wakefield, United Kingdom

BUSINESS OVERVIEW

PULP AND PAPER SEGMENT

Domtar is the largest integrated manufacturer and marketer of uncoated freesheet papers in North America, and an important supplier of specialty and packaging papers. We also are a large manufacturer of high quality papergrade, fluff and specialty pulps for customers around the world.

The foundation of our business is driven by 13 pulp and paper mills with access to nearly 17 million green tons of fiber. Since 2007, we have converted 1.5 million tons of commodity paper capacity into growing and profitable businesses. These included fluff and papergrade pulp and specialty paper grades, and we believe there are further opportunities for repurposing.

PAPER

Domtar sold nearly 3 million short tons of paper in 2017, mainly to customers in the United States and Canada, maintaining its North American leadership position in uncoated freesheet.

Business papers are one of our largest product categories under communication papers. They are sold mainly to major North American retailers, independent office supply dealers, and paper merchants. We offer a selection of our own recognized brands, including Xerox® Paper and Specialty Media, First Choice® and EarthChoice® Office Paper, and assist our customers in developing store brands.

Our communication papers are also used for commercial printing and publishing. Our customers in this category are printers and converters who further process the paper into its final end-use state. Cougar®, Lynx® Opaque Ultra and Husky® Opaque Offset are among our most recognized brands.

DOMTAR 2017 ANNUAL REPORT 12-13

BUSINESS OVERVIEW

PULP AND PAPER SEGMENT

We continue to leverage our innovation and new product development pipeline to grow our position in specialty paper grades. Our three main product categories include:

•	Food packaging—everything from hamburger wrappers and foil pouches to sugar packets, popcorn bags, butter wrap, baking cups and pan liners.

•	Medical applications—including bandage wraps, sterilizable pouches, surgical gowns and medical wipes.

•	Specialty papers—for printing labels, security paper and specialty imaging.

We also supply base stock for thermal papers for cash register receipts, ATM print outs, and lottery and entertainment tickets, as well as an extensive range of industrial papers for applications such as wallboard tape, sandpaper and tile backing, paint filters and other uses.

MARKET DYNAMICS1

In 2017, 7.4 million short tons of uncoated freesheet paper were manufactured in North America, a 2.9% decline compared to the previous year. North American demand was approximately 7.5 million short tons, a 4.8% decrease compared to 2016. Global demand for uncoated freesheet was estimated at 45.1 million short tons, flat compared to the previous year. For its part, the specialty and packaging papers market is growing in line with GDP.

PULP

Domtar sold over 1.7 million air dry metric tons (ADMT) of market pulp—papergrade, fluff and specialty—to customers in over 40 countries in 2017, a 14% increase compared to the previous year.

This growth was driven by stronger global demand and an increase in our manufacturing capacity with the addition of our fluff pulp line at the Ashdown mill in Arkansas. Commissioned at the end of 2016, Ashdown’s fluff pulp line is one of the largest and most advanced in the world.

Most of the pulp we sell is used in products that serve growing end-use markets. Our papergrade pulp is used for manufacturing everyday consumer products such as bathroom and facial tissue, and paper towels. Domtar Lighthouse® fluff pulp is mainly used in the absorbent core of infant diapers, adult incontinence products, feminine hygiene products and airlaid nonwovens. Our specialty pulp customers produce a wide variety of products ranging from specialty and packaging papers to electrical insulating papers and building products.

Although market pulp is subject to short-term fluctuations in selling prices, the trend in average prices over a period of consecutive years has been positive.

1 Sources: Pulp and Paper Products Council, RISI

BUSINESS OVERVIEW

PULP AND PAPER TOTAL

INJURY FREQUENCY RATES

MARKET DYNAMICS[1]

Global demand of chemical market pulp was approximately 61.7 million ADMT in 2017, a 3.7% increase over 2016. North American demand was 7.9 million ADMT in 2017, a 2.7% increase while demand in China was 21 million ADMT, a 7.6% increase when compared to 2016.

Papergrade wood pulp consumption is expected to grow by an average of 1.5% per year. Demand for wood pulp in China is projected to generate the largest amount of growth when compared to the rest of the world over the next five years, growing by 1.5 million tons per year. Growth is expected to average 4.4% per year in 2017-2021, while global wood pulp consumption in tissue papers is projected to reach 29 million tons in 2021, or 5 million tons higher than in 2016.

World fluff pulp demand is forecast to expand at a 4.7% annual rate over the next five years. This is expected to be driven by the growth in the use of disposable diapers in less developed economies and increasing usage of incontinence products in more developed economies as the population ages.

PULP AND PAPER SEGMENT

SEGMENTED INFORMATION
Years ended December 31	2015	2016	2017

(In millions of dollars)

Sales (including sales to Personal Care)	4,458	4,239	4,216
Operating income	270	217	250
Depreciation and amortization	297	284	254
Capital expenditures	221	287	128
Total assets	3,667	3,637	3,649
Paper shipments–manufactured (‘000 ST)	3,163	3,021	2,891
Pulp shipments (‘000 ADMT)	1,414	1,513	1,722

DOMTAR 2017 ANNUAL REPORT 14 - 15

BUSINESS OVERVIEW PERSONAL CARE SEGMENT

Domtar is a leading manufacturer of high-quality and innovative branded and partner-branded absorbent hygiene products, serving the adult incontinence and infant markets, primarily in North America and Europe.

We design and manufacture adult incontinence products such as protective underwear, briefs, underpads, pads and washcloths, as well as infant diapers and training pants. We also offer a complete range of related absorbency and hygiene products, including body liners for accidental bowel leaks.

Despite this being a highly competitive sector, with many players, we have strong relationships with established retailers in North America and Europe.

Our products are highly engineered and built on research. We begin with consumer needs and work together to come up with the best possible solutions. Innovation drives our ability to create high-quality and cost-effective products, whether it’s through consumer testing, developing new materials or designing new processes.

Adult incontinence products are mainly sold to health institutions. We also supply major retailers and sell through the direct-to-consumer channel. Our recognized brands include Attends®, IncoPack®, Indasec®, Reassure® and Butterfly®.

Domtar is a leading provider of infant diaper store brands in North America. Helping retailers develop strong store brands—we call them partner brands—is our key differentiator in the infant market. We also develop and market our own brands, including Comfees®.

Our EAM business develops and manufactures airlaid and ultrathin laminated absorbent cores for our own products and also sells them to third parties. EAM’s customers include some of the world’s largest branded and private label feminine hygiene, adult incontinence, infant diaper, healthcare and packaging companies.

We operate six manufacturing facilities in the United States and Europe that can produce multiple product categories.

	BUSINESS OVERVIEW
	PERSONAL CARE SEGMENT

	SEGMENTED INFORMATION
	Years ended December 31	2015	2016[1]	2017

	(In millions of dollars)

	Sales	869	917	1,005
	Operating income (loss)	61	57	(527)
PERSONAL CARE TOTAL INJURY FREQUENCY RATES	Depreciation and amortization	62	64	67
	Capital expenditures	57	55	48
	Total assets	1,822	1,884	1,406

	1 Including HDIS since November 1, 2016

MARKET DYNAMICS

The aging population of baby boomers and longer average lifespans in North America and Europe provide a fundamental long-term demand driver for adult incontinence products.

In the infant market, future demand in our principal markets is expected to remain flat or grow at low single-digit rates, based on birth rate and demographic trends.

Demand in both of our addressable markets is significant and growing, and large players dominate each space.

	DOMTAR 2017 ANNUAL REPORT 16 - 17

            FINANCIAL

            OVERVIEW

    SELECTED FINANCIAL

    FIGURES

Years ended December 31	2015	2016	2017
(In millions of dollars unless otherwise noted)
Consolidated sales per segment
Pulp and Paper	4,458	4,239	4,216
Intersegment sales	(63)	(58)	(64)
Personal Care	869	917	1,005
Consolidated sales	5,264	5,098	5,157
Operating income (loss) per segment
Pulp and Paper	270	217	250
Personal Care	61	57	(527)
Corporate	(43)	(51)	(40)
Operating income (loss)	288	223	(317)
Net earnings (loss)	142	128	(258)
Cash flows from operating activities	453	465	449
Capital expenditures	289	347	182
Free cash flow[1]	164	118	267
Total assets	5,654	5,680	5,212
Long-term debt, including current portion	1,251	1,281	1,130
Net debt-to-total capitalization ratio[1]	30%	30%	29%
Total shareholders’ equity	2,652	2,676	2,483
Weighted average number of common shares outstanding in millions (diluted)	63.4	62.7	62.7
1 Non-GAAP financial measure. Please see “Reconciliation of non-GAAP Financial Measures” at the end of this document.

SHAREHOLDER

INFORMATION

DIVIDENDS DECLARED IN 2017

Declared	Record Date	Payable Date	Amount

February 21, 2017	April 3, 2017	April 17, 2017	$0.415

May 3, 2017	July 3, 2017	July 17, 2017	$0.415

August 1, 2017	October 2, 2017	October 16, 2017	$0.415

October 31, 2017	January 2, 2018	January 15, 2018	$0.415

EXCHANGE LISTINGS

NYSE: UFS

TSX: UFS

DIVIDEND POLICY

Subject to approval by its Board of

Directors, Domtar pays a quarterly

dividend on its common stock.

TRANSFER AGENT

AND REGISTRAR

Computershare

P.O. BOX 30170

College Station, TX 77845-3170

North American Toll Free Number:

1-877-282-1168

Tel.: 1-781-575-2879

computershare.com/investor

INVESTOR RELATIONS

Investor Relations Department

Domtar Corporation

395 de Maisonneuve Blvd. West

Montreal, QC Canada H3A 1L6

Tel.: 514-848-5049

Email: ir@domtar.com

Electronic versions of this report, SEC

filings and other publications are

available at domtar.com

ANNUAL MEETING

May 8, 2018, 7:45 a.m. ET

Domtar Corporate Office

234 Kingsley Park Drive

Fort Mill, SC 29715

TENTATIVE EARNINGS

RELEASE SCHEDULE

First Quarter 2018: Tuesday, May 1, 2018

Second Quarter 2018: Wednesday, August 1, 2018

Third Quarter 2018: Thursday, November 1, 2018

Fourth Quarter 2018: Thursday, February 7, 2019

DOMTAR 2017 ANNUAL REPORT 18 - 19

RECONCILIATION OF NON-GAAP

FINANCIAL MEASURES

(In millions of dollars, unless otherwise noted)

The following table sets forth certain non-U.S. generally accepted accounting principles (“GAAP”) financial metrics identified in bold as “Earnings before items”, “Earnings before items per diluted share”, “EBITDA”, “EBITDA margin”, “EBITDA before items”, “EBITDA margin before items”, “Free cash flow”, “Net debt” and “Net debt-to-total capitalization”. Management believes that the financial metrics are useful to understand our operating performance and benchmark with peers within the industry. The Company calculates “Earnings before items” and “EBITDA before items” by excluding the after-tax (pre-tax) effect of specified items. These metrics are presented as a complement to enhance the understanding of operating results but not in substitution for GAAP results.

			2015	2016	2017
Reconciliation of “Earnings before items” to Net earnings (loss)
	Net earnings (loss)	($)	142	128	(258)
(+)	Impairment of goodwill and property, plant and equipment	($)	47	22	573
(+)	Closure and restructuring costs	($)	4	25	1
(+)	Litigation settlement	($)	–	2	–
(-)	Net gains on disposals of property, plant and equipment	($)	(12)	–	(11)
(-)	Reversal of contingent consideration	($)	–	–	(2)
(+)	Impact of purchase accounting	($)	–	1	–
(-)	U.S. Tax Reform	($)	–	–	(140)
(+)	Debt refinancing costs	($)	30	–	–
(=)	Earnings before items	($)	211	178	163
(/)	Weighted avg. number of common shares outstanding (diluted)	(millions)	63.4	62.7	62.7
(=)	Earnings before items per diluted share	($)	3.33	2.84	2.60

Reconciliation of “EBITDA” and “EBITDA before items” to Net earnings (loss)
	Net earnings (loss)	($)	142	128	(258)
(+)	Income tax expense (benefit)	($)	14	29	(125)
(+)	Interest expense, net	($)	132	66	66
(=)	Operating income (loss)	($)	288	223	(317)
(+)	Depreciation and amortization	($)	359	348	321
(+)	Impairment of goodwill and property, plant and equipment	($)	77	29	578
(-)	Net gains on disposals of property, plant and equipment	($)	(15)	–	(13)
(=)	EBITDA	($)	709	600	569
(/)	Sales	($)	5,264	5,098	5,157
(=)	EBITDA margin	(%)	13%	12%	11%
	EBITDA	($)	709	600	569
(+)	Closure and restructuring costs	($)	4	32	2
(+)	Litigation settlement	($)	–	2	–
(-)	Reversal of contingent consideration	($)	–	–	(2)
(+)	Impact of purchase accounting	($)	–	1	–
(=)	EBITDA before items	($)	713	635	569
(/)	Sales	($)	5,264	5,098	5,157
(=)	EBITDA margin before items	(%)	14%	12%	11%

Reconciliation of “Free cash flow” to Cash flow from operating activities
	Cash flow from operating activities	($)	453	465	449
(-)	Additions to property, plant and equipment	($)	(289)	(347)	(182)
(=)	Free cash flow	($)	164	118	267

(Continued)
			2015	2016	2017
“Net debt-to-total capitalization” computation
	Bank indebtedness	($)	–	12	–
(+)	Long-term debt due within one year	($)	41	63	1
(+)	Long-term debt	($)	1,210	1,218	1,129
(=)	Debt	($)	1,251	1,293	1,130
(-)	Cash and cash equivalents	($)	(126)	(125)	(139)
(=)	Net debt	($)	1,125	1,168	991
(+)	Shareholders’ equity	($)	2,652	2,676	2,483
(=)	Total capitalization	($)	3,777	3,844	3,474
	Net debt	($)	1,125	1,168	991
(/)	Total capitalization	($)	3,777	3,844	3,474
(=)	Net debt-to-total capitalization	(%)	30%	30%	29%

“Earnings before items”, “Earnings before items per diluted share”, “EBITDA”, “EBITDA margin”, “EBITDA before items”, “EBITDA margin before items”, “Free cash flow”, “Net debt” and “Net debt-to-total capitalization” have no standardized meaning prescribed by GAAP and are not necessarily comparable to similar measures presented by other companies and therefore should not be considered in isolation or as a substitute for Net earnings (loss), Operating income (loss) or any other earnings statement, cash flow statement or balance sheet financial information prepared in accordance with GAAP. It is important for readers to understand that certain items may be presented in different lines by different companies on their financial statements, thereby leading to different measures for different companies.

RECONCILIATION OF NON-GAAP

FINANCIAL MEASURES BY SEGMENT

(In millions of dollars, unless otherwise noted)

The following table sets forth certain non-U.S. generally accepted accounting principles (“GAAP”) financial metrics identified in bold as “Operating income (loss) before items”, “EBITDA before items” and “EBITDA margin before items” by reportable segment. Management believes that the financial metrics are useful to understand our operating performance and benchmark with peers within the industry. The Company calculates the segmented “Operating income (loss) before items” by excluding the pre-tax effect of specified items. These metrics are presented as a complement to enhance the understanding of operating results but not in substitution for GAAP results.

			Pulp and Paper			Personal Care[1]			Corporate
			2015	2016	2017	2015	2016	2017	2015	2016	2017
Reconciliation of Operating income (loss) to
	“Operating income (loss) before items”
	Operating income (loss)	($)	270	217	250	61	57	(527)	(43)	(51)	(40)
(+)	Impairment of goodwill and property, plant and equipment	($)	77	29	–	–	–	578	–	–	–
(-)	Net gains on disposals of property, plant and equipment	($)	(14)	–	(4)	–	–	–	(1)	–	(9)
(-)	Reversal of contingent consideration	($)	–	–	–	–	–	–	–	–	(2)
(+)	Closure and restructuring costs	($)	3	31	–	1	1	2	–	–	–
(+)	Litigation settlement	($)	–	–	–	–	–	–	–	2	–
(+)	Impact of purchase accounting	($)	–	–	–	–	1	–	–	–	–
(=)	Operating income (loss) before items	($)	336	277	246	62	59	53	(44)	(49)	(51)

Reconciliation of “Operating income (loss)
	before items” to “EBITDA before items”
	Operating income (loss) before items	($)	336	277	246	62	59	53	(44)	(49)	(51)
(+)	Depreciation and amortization	($)	297	284	254	62	64	67	–	–	–
(=)	EBITDA before items	($)	633	561	500	124	123	120	(44)	(49)	(51)
(/)	Sales	($)	4,458	4,239	4,216	869	917	1,005	–	–	–
(=)	EBITDA margin before items	(%)	14%	13%	12%	14%	13%	12%	–	–	–

“Operating income (loss) before items”, “EBITDA before items” and “EBITDA margin before items” have no standardized meaning prescribed by GAAP and are not necessarily comparable to similar measures presented by other companies and therefore should not be considered in isolation or as a substitute for Operating income (loss) or any other earnings statement, cash flow statement or balance sheet financial information prepared in accordance with GAAP. It is important for readers to understand that certain items may be presented in different lines by different companies on their financial statements, thereby leading to different measures for different companies.

(1)  On October 1, 2016, the Company acquired 100% of the shares of Home Delivery Incontinent Supplies Co. in the United States.

FORWARD-LOOKING

STATEMENTS

This Annual Report contains forward-looking statements, including statements regarding strategy, product and brand development, production, sales growth, margins, earnings objectives and continuous improvement. Actual results may differ materially from those suggested by these statements for a number of reasons, including customer acceptance of new products and brands, changes in customer demand and pricing, changes in manufacturing costs, future acquisitions and divestitures, including facility closings, and the other reasons identified under “Risk Factors” in our Form 10-K for 2017 as filed with the Securities Exchange Commission and as updated by subsequently filed Form 10-Q’s. Except to the extent required by law, we expressly disclaim any obligation to update or revise these forward-looking statements to reflect new events or circumstances or otherwise.

PRODUCTION

NOTES

Paper

Cover printed on 80 lb. Cougar® Cover, Smooth Finish. Insert printed on 70 lb. Cougar® Text, Smooth Finish.

Printing

Cover and insert printed with UV inks on a Heidelberg Speedmaster CD 102 press 6-color units with in-line coater and full inter-deck and end-of-press extended delivery UV drying systems.

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(also known as World Wildlife Fund).

®“WWF” is a WWF Registered Trademark.

Cougar® paper contains 10% post-consumer fiber

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